Exhibit 99.1

Nortech Welcomes Two New Board Members

MINNEAPOLIS - Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products announced today two new members were elected to Nortech’s board of directors. Amy Fredregill and Jose Peris bring a wealth of experience and expertise to the Board, and will be instrumental in helping Nortech drive shareholder value.

Amy Fredregill has over 25 years of impact across industries, particularly advising the C-suite of energy, food and agricultural companies as well as governmental entities. She has a track record of working with leaders to drive shareholder value, and is skilled in business model transformation, scaling and succession planning. Amy has deep expertise in sustainability and environmental planning for organizations. Amy has a bachelor's degree in Economics from the College of Saint Benedict and a master's degree in Public Policy from George Washington University.

Jose Peris has extensive experience in finance and wealth management, including financial planning, investment consulting, private banking, trust and estate services. He is well-versed in corporate governance, risk management, education, and stewardship. Jose holds the equivalent of a bachelor’s degree in Economics from Universidad Autónoma de Madrid in Spain and carries both a master’s degree and Ph.D. in Economics from the University of Minnesota.

“We are thrilled to welcome Jose and Amy to the Nortech Board of Directors,” said Nortech Chairman, David Kunin. “Their expertise and experience will be invaluable as we navigate Nortech’s future as a leader in ESG, greentech, medtech as well as digital data connectivity and transformation.”

About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.